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                                                                   EXHIBIT 10.15


                         AMENDMENT NO. 1 TO THE AMENDED
                       AND RESTATED STOCK-BASED AWARD PLAN


         This Amendment to the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan, as previously amended (the "Plan") hereby makes the following amendment, effective as of May 22, 2001.

         Section 6(a) of the Plan is amended and restated as follows:

                  "Annual Options. Each Eligible Director shall be granted a Non-Qualified Stock Option to acquire 2,000 shares of Stock annually at the same meeting that options are normally granted to employees of the Corporation, or in such other amount or at such other time as may be determined by the Board of Directors."

         All other terms and provisions of the Plan remain in full force and effect.